Exhibit 99.2

www.avanex.com

Avanex Completes Divestiture of Optoelectronic Fabs in France

FREMONT, Calif.– April 19, 2007 – Avanex Corporation (NASDAQ: AVNX), a pioneer of intelligent photonic solutions that enable next-generation optical networks, today announced that it completed the sale of 90 percent of its interest in its French subsidiary, Avanex France S.A, including its Indium Phosphide (InP) and Gallium Arsenide (GaAs) semiconductor fabs, and its laser, terrestrial pump, submarine pump and Fiber Bragg Grating (FBG) product lines to Global Research Company, owned by Alexandre Krivine, and to the current management of Avanex France S.A, Didier Sauvage. The purchasers have changed the name of Avanex France to 3S Photonics.

The divested business represented approximately $3.0 million of Avanex Corporation’s $55.6 million total revenue for its second quarter of fiscal 2007 ended December 31, 2006. Avanex Corporation expects the divestiture of Avanex France S.A. and certain product lines to accelerate its path to profitability and result in approximately $12.0 million to $16.0 million of annual operating savings beginning in the fourth quarter of fiscal 2007 ending June 30, 2007. Avanex Corporation expects to begin to recognize the full quarterly operating savings of $3.0 million to $4.0 million and to achieve non-GAAP EBITDA (earnings before interest, tax, depreciation and amortization) breakeven in the first quarter of fiscal 2008 ending September 30, 2007. Non-GAAP adjustments would remove the effect of non-recurring events, including certain costs associated with the French divestiture, and stock-based compensation.

At the closing, Avanex Corporation and 3S Photonics entered into several commercial agreements in order to assure a smooth transition and to ensure their customers’ continuity of supply. Avanex Corporation will maintain an innovation center in France comprised of approximately 20 employees that will focus on developing transmission products.

About Avanex Corporation

Avanex Corporation is a leading global provider of Intelligent Photonic Solutions(TM) to meet the needs of fiber optic communications networks for greater capacity, longer distance transmissions, improved connectivity, higher speeds and lower costs. These solutions enable or enhance optical wavelength multiplexing, dispersion compensation, switching and routing, transmission, amplification, and include network-managed subsystems. Avanex Corporation was incorporated in 1997 and is headquartered in Fremont, Calif. Avanex Corporation also maintains facilities in Horseheads, N.Y.; Shanghai; Nozay, France; San Donato, Italy; and Bangkok. To learn more about Avanex Corporation, visit our web site at: www.avanex.com.

Forward-looking Statements

This press release contains forward-looking statements including statements regarding expected financial improvements from the divestiture in France, such as expected annual and quarterly cost savings and future profitability and non-GAAP EBITDA. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include problems or delays in realizing the benefits of the divestiture in France, the company’s inability to effect its restructuring goals, unanticipated costs and expenses or the inability to identify expenses which can be eliminated, general economic conditions, the pace of spending in the telecommunications industry and in particular the optical networks industry, market demand and price of our products, the company’s ability to sufficiently anticipate market needs and develop products and enhancements that achieve market acceptance, problems or delays in reducing the cost structure of the company, any slowdown or deferral of orders for products or the application of accounting or tax principles in an unanticipated manner.

Please refer to the risk factors contained in the company’s SEC filings including the company’s Annual Report on Form 10-K filed with the SEC on Sept. 28, 2006, Quarterly Report filed on Form 10-Q on Feb. 7, 2007 and subsequent filings with the SEC.

Avanex assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information

Maria Riley

Director of Communications/Investor Relations

510-897-4188

maria_riley@avanex.com